Exhibit 99.1
DOMINION RESOURCES BLACK WARRIOR TRUST
Dominion Resources Black Warrior Trust
Announces 2nd Quarter Cash Distribution and 2010 Reserve Quantities
     DALLAS, TEXAS, May 20, 2010—Dominion Resources Black Warrior Trust (NYSE: DOM) today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.321086 per unit. The distribution will be payable June 9, 2010 to unitholders of record on June 1, 2010, according to the Trustee, U.S. Trust.
     This distribution represents the quarterly royalty payment from HighMount Black Warrior Basin LLC (“HBWB”) reflecting production from January 1, 2010 to March 31, 2010. HBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 566 million cubic feet (“MMcf”) during this period compared to 638 MMcf in the previous quarter. Prices for this quarter to the trust averaged $5.34 per mcf compared to $4.16 per mcf for the previous quarter.
     The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties currently owned by HBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust originally formed by Dominion Resources, Inc. In 2007, the underlying properties were acquired by HBWB, an indirect subsidiary of Loews Corporation.
     On May 18, 2010, HBWB notified the Trustee that Walter Natural Gas, LLC, a wholly owned subsidiary of Walter Energy, LLC, entered into a definitive purchase agreement dated April 28, 2010 to acquire the Alabama natural gas interests of HighMount Exploration & Production LLC, effective March 1, 2010. The transaction is expected to close in the second quarter 2010 and is subject to a number of customary closing conditions. The acquisition includes HBWB’s Alabama coal bed methane operations, including approximately the 532 existing conventional gas wells in which the Trust has a net profits interest. At this time, the Trust anticipates no change in operations or reporting that will significantly impact the Trust or its future revenue stream.
     The Trust is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.
     Dominion Resources Black Warrior Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.
     The estimated net proved reserves, as of January 1, 2010, attributable to the Trust from the properties appraised are approximately 15.8 billion cubic feet of gas with a future net value of approximately $51,837,000 with a 10% discounted value of $32,525,000.
     With the estimated quantities of this year’s reserve estimate of 15.8 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 5 to 6 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 16, 2010 and is available to all unitholders at this time on the Trust website.
     Dominion’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.dom-dominionblackwarriortrust.com/.
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Contact:
Ron E. Hooper, Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
1.800.365.6548 (toll-free)